Exhibit (d)(x)

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of October 11, 2022 (this “Limited Guarantee”), is made by Vista Equity Partners Fund VII, L.P., a Delaware limited partnership (the “Guarantor”), in favor of KnowBe4, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, Oranje Holdco, LLC, a Delaware limited liability company (“Parent”) and Oranje Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. To induce the Company to enter into the Merger Agreement, the Guarantor hereby expressly, absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment by Parent to the Company of (i) 21.49% (the “Guarantor’s Pro Rata Share”) of the Parent Termination Fee on the terms and subject to the conditions set forth in Section 8.3(c) of the Merger Agreement, (ii) the Guarantor’s Pro Rata Share of any costs of recovery and interest payable by Parent in the event the Parent Termination Fee is not paid when due on the terms and subject to the conditions set forth in Section 8.3(c) of the Merger Agreement, (iii) the Guarantor’s Pro Rata Share of any reimbursement or indemnification obligations pursuant to Sections 6.6(g) and 6.6(h) of the Merger Agreement when required to be paid by Parent or Merger Sub pursuant to and in accordance with the Merger Agreement and (iv) the Guarantor’s Pro Rata Share of the amounts payable by Parent or Merger Sub as monetary damages pursuant to Section 8.2(b) or Section 8.3(f)(i) of the Merger Agreement, subject to all of the limitations set forth the Merger Agreement (clauses (i), (ii), (iii) and (iv), the “Guaranteed Obligations”); provided, that, notwithstanding anything to the contrary set forth in this Limited Guarantee, the Other Limited Guarantees (as defined below), the Merger Agreement, the Equity Commitment Letter (as defined below), the Other Equity Commitment Letters (as defined below), the Support Agreements or any other agreement contemplated hereby or by any of such agreements (collectively, the “Transaction Agreements”), the Company and the Guarantor agree that in no event shall the aggregate liability of the Guarantor hereunder exceed $60,386,900 (the “Guarantor Liability Limitation”), and that the Guarantor shall in no event be required to pay, in the aggregate, more than the Guarantor Liability Limitation under or in respect of this Limited Guarantee, or otherwise have any other liability under this Limited Guarantee relating to, arising out of or in connection with the Merger Agreement and the transactions contemplated thereby or any other circumstance, except as set forth herein and in the Equity Commitment Letter. If Parent fails to discharge any portion of the Guaranteed Obligations when due, the Guarantor shall, upon the valid written request of the Company, promptly and in any event within ten (10) Business Days of the issuance of such valid written request by the Company, pay such Guaranteed Obligations in full. The Guarantor acknowledges and agrees that (a) Parent is delivering a copy of the Equity Commitment Letter to the Company and that the Company is relying on the obligations and commitments of the Guarantor under the Equity Commitment Letter in connection with the Company’s decision to enter into and consummate the transactions contemplated by the Merger Agreement, (b) the provisions of this Limited Guarantee (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of Guarantor’s obligations to fund the Commitment (as defined in the Equity Commitment Letter) in accordance with the terms of the Equity Commitment Letter, (ii) shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific enforcement to cause Parent or Merger Sub to cause, or to directly cause, Guarantor to fund, directly or indirectly, the Commitment under the Equity Commitment Letter, and to cause Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement under Section 9.10(b) of the Merger Agreement or (iii) shall not limit the Company’s rights to recover monetary damages under the Merger Agreement pursuant to Section 8.2(b) or Section 8.3(f)(i) of the Merger Agreement, for the Enforcement Expenses, for the Reimbursement Obligations or for monetary damages under the Confidentiality Agreement, subject in each case to all of the limitations set forth in the Merger Agreement or the Confidentiality Agreement, as

applicable, and (c) the right of specific performance under the Equity Commitment Letter and Section 9.10(b) of the Merger Agreement are each an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company would not have entered into the Merger Agreement. For the avoidance of doubt, the remedies available to the Company under Section 9.10(b) of the Merger Agreement and the Equity Commitment Letter shall be in addition to any other remedy to which the Company is entitled, and the election to pursue any injunction or specific performance under Section 9.10(b) of the Merger Agreement and/or the Equity Commitment Letter shall not restrict, impair or otherwise limit the Company from, in the alternative, terminating the Merger Agreement and collecting the Guaranteed Obligations (including under Sections 6.6(g) and 6.6(h) of the Merger Agreement and this Limited Guarantee); provided, that, without limiting the ability of the Company to seek both remedies, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 9.10(b) of the Merger Agreement that results in the occurrence of the Closing, on the one hand, and the payment of the Guaranteed Obligations, on the other hand. All payments hereunder shall be made in cash by wire transfer of immediately available funds.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment, not collection, and a separate Legal Proceeding or Legal Proceedings may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee up to the Guarantor Liability Limitation, irrespective of whether any Legal Proceeding is brought against Parent or Merger Sub or any other Person, or whether Parent or Merger Sub or any other Person are joined in any such Legal Proceeding or Legal Proceedings; provided, that no recovery may be obtained against the Guarantor under this Limited Guarantee unless a Legal Proceeding or Legal Proceedings, as applicable, have also been brought against the other guarantors (the “Other Guarantors”) under the other limited guarantees (the “Other Limited Guarantees”), dated as of the date hereof, by and between the Company and the Other Guarantors (except to the extent that the bringing of such Legal Proceeding against such Other Guarantors is prohibited or stayed by any applicable Law or such Legal Proceeding is not necessary in order to enforce the obligations of any of the Other Guarantors under the Other Limited Guarantees) and each such Legal Proceeding seeks recourse against the Guarantor and the Other Guarantors in respect of the applicable Guarantor’s Pro Rata Share. The Company shall not release any of the Other Guarantors from any obligations under their respective Other Limited Guarantee or amend or waive any provision of any of the Other Limited Guarantees, except to the extent the Company offers to release the Guarantor under this Limited Guarantee in the same (other than in de minimis respects) proportion or to amend or waive the provisions of this Limited Guarantee in the same (other than in de minimis respects) manner. Notwithstanding anything to the contrary contained in this Limited Guarantee or the Transaction Agreements, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Limited Guarantees shall be several and not joint. The Guarantor shall not have any liability or obligation whatsoever for or in respect of the Other Limited Guarantees or the Other Guarantors’ obligation to pay their Guaranteed Obligations under the Other Limited Guarantees, and the Other Guarantors shall not have any liability or obligation hereunder for or in respect of this Limited Guarantee or the Guarantor’s obligation to pay the Guarantor’s Guaranteed Obligations.

(b) Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guarantee (including Section 6 hereof), the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under any applicable Law, be absolute and unconditional irrespective of, and the Guarantor hereby acknowledges and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and the Guarantor hereby waives any defense based upon or arising out of:

(i) the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument referred to herein or therein, including this Limited Guarantee (other than in the case of (A) fraud or willful misconduct by the Company, (B) defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement, or (C) any attempt by the Company or any Person acting on its behalf to seek to impose liability upon the Guarantor in violation of the provisions set forth in Section 4 below);

(ii) any release or discharge of any obligation of Parent or Merger Sub contained in the Merger Agreement to the extent resulting from any change in the corporate existence, structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any of their respective assets or any other Person now or hereafter liable with respect to the Guaranteed Obligations;

(iii) any duly executed and delivered waiver, amendment or modification of the Merger Agreement, the Transaction Agreements, the Debt Commitment Letter or, in each case, any other agreement evidencing, securing or otherwise entered into in connection therewith, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any duly executed modification, amendment or waiver of or any consent to any departure from the terms of the Merger Agreement, the Transaction Agreements, the Debt Commitment Letter or, in each case, any other agreement evidencing, securing or otherwise entered into in connection therewith;

(iv) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(v) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

(vii) the failure of the Company to assert any claim or demand to enforce any right or remedy (or delay in asserting or enforcing the same) against Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement with respect to the Guaranteed Obligations, or to pursue any other remedy in the Company’s power whatsoever (and the Guarantor waives the right to have the proceeds of property of Parent or Merger Sub or any other person liable on the Guaranteed Obligations first applied to the discharge of the Guaranteed Obligations);

(viii) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub;

(ix) any change in the applicable Law of any jurisdiction;

(x) any present or future action of any Governmental Authority amending, varying, reducing, or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations or obligations of the Guarantor under this Limited Guarantee; or

(xi) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations, subject to the Guarantor Liability Limitation); provided, that, notwithstanding any other provision of this Limited Guarantee to the contrary, the Company hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement that would relieve Parent or Merger Sub, as applicable, of its obligations under the Merger Agreement (excluding, any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement).

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Transaction Agreements and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor acknowledges and agrees that each of the waivers set forth herein is made with the Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of such waivers are determined to be contrary to any applicable Law or public policy by a final, non-appealable judgment of a court of competent jurisdiction, such waiver shall be effective only to the extent permitted by applicable Law. Except as expressly provided herein (including in Section 2(a)), when pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation hereunder is rescinded or must otherwise be returned for any reason whatsoever, this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not been terminated. Notwithstanding any modification, discharge or extension of any part of the Guaranteed Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights that may occur in any bankruptcy or reorganization Legal Proceeding concerning Parent or Merger Sub, whether permanent or temporary, and whether or not assented to by the Company, the Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations hereunder in accordance with the terms in effect on the date hereof. The Guarantor understands and acknowledges that by virtue of this Limited Guarantee, it has specifically assumed any and all risks of a bankruptcy or reorganization Legal Proceeding with respect to Parent or Merger Sub. Any circumstance that operates to toll any statute of limitations applicable to any of Parent, Merger Sub or the Company shall also operate to toll the statute of limitations applicable to the Guarantor.

(e) The Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Parent or Merger Sub and of all other circumstances bearing upon the risk of nonpayment by Parent or Merger Sub of the Guaranteed Obligations that diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Parent or Merger Sub on a continuing basis, and agrees that the Company shall have no duty to advise the Guarantor of information known to it regarding such condition or such circumstances.

3. Waiver of Acceptance, Presentment, etc. The Guarantor hereby expressly waives any and all rights or defenses arising by virtue of any applicable Law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with Section 11 hereof or Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent, Merger Sub or any Interested Person, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee).

4. Sole Remedy.

(a) The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Merger Sub has any assets other than their respective rights under the Merger Agreement, the Equity Commitment Letter, the Other Equity Commitment Letters, and the agreements contemplated thereby. Except as specifically contemplated by this Limited Guarantee, the Other Limited Guarantees and the letter agreement, dated as of the date hereof, between the Guarantor and Parent pursuant to which the Guarantor has agreed, subject to the terms and upon conditions set forth therein, to make a certain equity contributions to Parent (the “Equity Commitment Letter”) or the other letter agreements, dated as of the date hereof, between each of Vista Equity Partners Fund VIII, L.P. and KKR Knowledge Investors L.P. (the “Other Commitment Parties”) and Parent pursuant to which such Other Commitment Parties have agreed, subject to the terms and conditions set forth therein, to make certain equity contributions to Parent (the “Other Equity Commitment Letters”), to the extent necessary to pay the filing fees and related expenses of Parent or Merger Sub prior to the Closing in connection with the filings contemplated by Section 6.2(a) of the Merger Agreement or as is required to comply with Parent’s or Merger Sub’s reimbursement and indemnification obligations pursuant to Sections 6.6(g) and 6.6(h) of the Merger Agreement prior to the Closing, the Company acknowledges and agrees that no funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs, and that, except for rights against Parent and Merger Sub in paragraph 4 of the Equity Commitment Letter and the applicable provision in the Other Equity Commitment Letters and Section 9.10(b) of the Merger Agreement and subject to all of the terms, conditions and limitations herein and in the Merger Agreement, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by the Guarantor, any Guarantor Affiliate (as defined below) or any other Person, except as is required to comply with Parent’s or Merger Sub’s reimbursement and indemnification obligations pursuant to Sections 6.6(g) and 6.6(h) of the Merger Agreement prior to the Closing.

(b) The Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein. The Company further agrees that it has no remedy, recourse or right of recovery against, or right to contribution from, and no personal liability shall attach to, (i) any former, current or future, direct or indirect director, officer, employee, agent or Affiliate of the Guarantor, Parent or Merger Sub, (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, (iii) any former, current or future, direct or indirect holder of any securities or any equity interests of any kind of the Guarantor, Parent, Merger Sub or any other Person (whether such holder is a limited or general partner, member, stockholder or otherwise), or (iv) any former, current or future assignee of the Guarantor, Parent or Merger Sub or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (those Persons described in the foregoing clauses (i), (ii), (iii) and (iv), together, with any other Non-Recourse Parent Party (as defined in the Equity Commitment Letter and the Other Equity Commitment Letters), but excluding in all cases Parent, Merger Sub, and the Guarantor, being referred to herein collectively as “Guarantor Affiliates” or, with respect to the Other Guarantors, the “Other Guarantor Affiliates”), through Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, by or through a claim by or on behalf of Guarantor, Parent or Merger Sub against the Guarantor, any Guarantor Affiliates, Parent or Merger Sub or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guarantee, except, in each case, for (w) its rights against the Guarantor under this Limited Guarantee, (x) its third party beneficiary rights under the Equity Commitment Letter, (y) its rights against Parent or Merger Sub under, and in accordance with, the terms and conditions of the Merger Agreement and (z) its rights against Vista Equity Partners Management, LLC under, and in accordance with, the terms and conditions of the Confidentiality Agreement; provided, that in the event the Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than an amount equal to the Guarantor Liability Limitation (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company shall be entitled to recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of the Guarantor hereunder up to the amount of the Guaranteed Obligations for which the Guarantor is liable, as determined in accordance with this Limited Guarantee. Except for Guarantee Claims, Merger Agreement Claims and Equity Commitment Claims (each as defined below), recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates and Subsidiaries against the Guarantor, any Guarantor Affiliate, the Other Guarantors and any Other Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Transaction Agreements or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.

(c) The Company hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, any Legal Proceeding in connection with the Transaction Agreements or the transactions contemplated hereby or thereby, against the Guarantor or any Guarantor Affiliate except for (i) claims by the Company against the Guarantor and any Successor Entity under and in accordance with this Limited Guarantee (“Guarantee Claims”), (ii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement and/or Vista Equity Partners Management, LLC under and in accordance with the Confidentiality Agreement (“Merger Agreement Claims”) and (iii) claims by the Company against (A) the Guarantor or any Successor Entity under and in accordance with the Merger Agreement, the Equity Commitment Letter and the Other Equity Commitment Letters and (B) claims by the Company against the Guarantor, Parent or any respective Successor Entity, or any other party to, the Support Agreements (in all cases under and in accordance with the Support Agreements) (“Equity Commitment Claims”).

(d) For all purposes of this Limited Guarantee, a Person shall be deemed to have instituted a Legal Proceeding against another Person if such first Person brings a Legal Proceeding against such Person or adds such other Person to an existing Legal Proceeding, in each case other than Legal Proceedings as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby and thereby (including the Guarantee Claims, the Merger Agreement Claims and the Equity Commitment Claims).

5. Subrogation and other Claims. The Guarantor unconditionally and irrevocably agrees that it will not exercise against Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (each such Person, an “Interested Person”) any rights that it may now have or hereafter acquire against Parent or Merger Sub or any other Interested Person that arise from the existence, payment, performance, or enforcement of the Guaranteed Obligations under or in respect to this Limited Guarantee, including, without limitation, rights of subrogation or contribution, whether arising in equity, by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Interested Person, directly or indirectly, in cash or other property or by set off or in any other manner, payment or security on account of such claim, remedy or right unless and until the Guaranteed Obligations have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Limited Guarantee (including reinstatement of any Guaranteed Obligations), such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guarantee thereafter arising.

6. Termination. This Limited Guarantee shall terminate upon, and the Guarantor shall not have any further liability or obligation under this Limited Guarantee from and after, the earliest of: (a) immediately following the later of the Effective Time and the deposit of the Exchange Fund pursuant to Section 2.9(b) of the Merger Agreement, (b) the termination of the Merger Agreement by mutual written consent of the Company, Parent and Merger Sub pursuant to Section 8.1(a) thereof, (c) the termination of the Merger Agreement by the Company pursuant to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(g), 8.1(h) or 8.1(i)

thereof, (d) the indefeasible payment by the Guarantor, Parent or Merger Sub of an amount of the Guaranteed Obligations equal to the Guarantor Liability Limitation, (e) the date that is ninety (90) days following the valid termination of the Merger Agreement in accordance with its terms (other than terminations for which clauses (b) or (c) of this Section 6 applies), unless prior to the expiration of such ninety (90) day period (i) the Company has delivered a written notice with respect to any of the Guaranteed Obligations asserting that the Guarantor, Parent or Merger Sub is liable, in whole or in part, for any portion of the Guaranteed Obligations, and (ii) the Company has commenced a Legal Proceeding against Guarantor, Parent or Merger Sub alleging that Parent or Merger Sub is liable for any other payment obligations under the Merger Agreement (including Sections 6.5 and 6.6 thereof) or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1, in which case this Limited Guarantee shall survive solely with respect to amounts so alleged to be owing; provided that, with respect to the foregoing clause (e), if the Merger Agreement has been validly terminated, such notice has been provided and such Legal Proceeding has been commenced, the Guarantor shall have no further liability or obligation under this Limited Guarantee from and after the earliest of (I) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 10 hereof determining that the Guarantor does not owe any amount under this Limited Guarantee and (II) a written agreement between the Guarantor and the Company that specifically references this Section 6(e) in which the Company acknowledges that the obligations and liabilities of the Guarantor pursuant to this Limited Guarantee are terminated, and (f) the Company or any of its controlled Affiliates acting on its behalf seeks to impose liability upon (A) the Guarantor in excess of the Guarantor Liability Limitation or (B) any Other Guarantors in excess of its respective Guarantor Liability Limitation or otherwise challenges any limit on the liability of the Guarantor hereunder or under the Equity Commitment Letter, or makes any claim arising under, or in connection with, the Transaction Agreements, other than a Guarantee Claim, a Merger Agreement Claim or an Equity Commitment Claim (in the event of any of the actions described in this clause (f), the obligations and liabilities of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void).

7. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 6, this Limited Guarantee is a continuing one and may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and permitted assigns, and any Successor Entity, and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8. Amendment; Waivers, etc. No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by each of Parent, Merger Sub, the Company. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

9. No Third Party Beneficiaries. Except for the provisions of this Limited Guarantee which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10. Incorporation by Reference. The following provisions of the Merger Agreement are hereby incorporated by reference in this Limited Guarantee, mutatis mutandis: Section 9.9 (Severability), provided, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to an amount equal to the Guarantor Liability Limitation provided in Section 1 hereof and to the provisions of Section 4 and Section 6; Section 9.7 (Entire Agreement); Section 9.5 (Assignment); Section 9.11 (Governing Law); Section 9.14 (Counterparts); Section 9.12 (Consent to Jurisdiction); and Section 9.13 (Waiver of Jury Trial).

11. Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be deemed to have been duly delivered and received using one or a combination of the following methods (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) immediately upon delivery by hand, or (iv) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11 or (B) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 11 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below:

if to the Company,

KnowBe4, Inc.
33 North Garden Avenue, Suite 12000
Clearwater, FL 33755
Attn:	General Counsel
Email:	[***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1301 Avenue of the Americas, 40th Floor
New York, NY 10019-6022
Attn:	Megan J. Baier
Catherine V. Riley Tzipori
Email:	[***]
[***]

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105
Attn:	Todd Cleary
Email:	[***]

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn:	Douglas K. Schnell
Email:	[***]

if to the Guarantor,

c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attn:	Rod Aliabadi
Nicholas Prickel
Christina Lema
Email:	[***]
[***]
[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Daniel E. Wolf, P.C.
David M. Klein, P.C.
Chelsea Darnell
Email:	[***]
[***]
[***]

and

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attn:	Stuart E. Casillas, P.C.
Ari Levi
Email:	[***]
[***]

Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties hereto of a change in its address or email address through a notice given in accordance with this Section 11, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 11 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.

12. Representations and Warranties. The Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the Laws of its jurisdiction of organization, (b) it has all necessary power and authority to execute, deliver and perform this Limited Guarantee, (c) the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Guarantor are necessary therefor, (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the Guarantor has uncalled capital commitments equal to or in excess of the Guarantor Liability Limitation and its limited partners or other investors have the obligation to fund such capital, (f) the execution, delivery and performance by the Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable Law, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which the Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantor of the transactions contemplated by this Limited Guarantee on a timely basis, (g) all approvals of, filings with and notifications to, any Governmental Authority or other Person necessary for the due execution, delivery and performance of this Limited Guarantee by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance by it of this Limited Guarantee, (h) it is fully familiar with the Merger Agreement and the other documents or instruments delivered in connection therewith and (i) it has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary to fulfill the Guaranteed Obligations under this Limited Guarantee shall be available to the Guarantor for as long as this Limited Guarantee shall remain in effect.

13. Covenants. So long as this Limited Guarantee is in effect, the Guarantor hereby covenants and agrees that: (a) it shall not institute, and shall cause each of its controlled Affiliates not to institute, directly or indirectly, any Legal Proceeding or bring any other claim asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, but subject to the terms of this Limited Guarantee; (b) it will comply in all material respects with all applicable Laws and Orders of Governmental Authorities to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Limited Guarantee; (c) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of its representations and warranties set forth in Section 12 hereof to become untrue; and (d) in the event that the Guarantor is required to make payments pursuant to the terms of this Limited Guarantee or the Equity Commitment Letter, it will call capital from the partners of Guarantor in such amounts and at such times as are necessary to fulfill its obligation under the terms of this Limited Guarantee. Each party agrees that it will use its reasonable best efforts to cooperate with the other parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

14. Survival. All representations, warranties, covenants and agreements of the Guarantor contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Limited Guarantee in accordance with Section 6 hereof.

15. Relationship of the Parties; Several Liability. Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Merger Sub, Guarantor or the Other Guarantors be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.

16. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Company solely in connection with execution of the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except the Merger Agreement and other documents executed in connection therewith, including the Transaction Agreements), except with the prior written consent of the undersigned. Without limiting the foregoing, each party hereto may disclose this Limited Guarantee (i) to the extent reasonably required by the applicable rules of any national securities exchange or required (or requested by the SEC) in connection with any SEC filings related to the Merger (including any 8-K or proxy statement), (ii) by interrogatory, subpoena, civil investigative demand or similar process or (iii) in connection with enforcing this Limited Guarantee, Equity Commitment Letter or the Merger Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

VISTA EQUITY PARTNERS FUND VII, L.P.

By:	Vista Equity Partners Fund VII GP, L.P.
Its:	General Partner

By	VEPF VII GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Director

KNOWBE4, INC.

By:	/s/ Sjoerd Sjouwerman
Name:	Sjoerd Sjouwerman
Title:	Chief Executive Officer